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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  December 29, 2000

                            VERTEX INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)


   New Jersey                 0-15066               22-2050350
 (State or Other        (Commission File Number)      (I.R.S.
  Jurisdiction                                    Identification No.)
of Incorporation)

23 Carol Street
PO Box 996
Clifton, New Jersey                                   07014
---------------------                         --------------------
(Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code: (973) 777-3500



                                       N/A
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          (Former name or former address, if changed since last report)




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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On December 29, 2000, Vertex Interactive, Inc. (the "Company") acquired all of the outstanding shares of Applied Tactical Systems ("ATS"). In accordance with the Agreement and Plan of Merger dated as of December 11, 2000, the shareholders of ATS received .75 shares of Company Common Stock for each share of capital stock of ATS. The value of the transaction was approximately $26 million.

         The Company acquired all of the outstanding shares of ATS for approximately 3.0 million shares of Company Common Stock and assumed all outstanding ATS stock options in exchange for options to purchase 153,600 shares of Company Common Stock.

         ATS is headquartered in Fairfield, New Jersey with an extensive research and development team and has regional offices in New York and Ohio. ATS has major strategic alliances with SAP and an extensive blue-chip client base that includes, among others, Applied Materials, Novartis, Ocean Spray Cranberries, Colgate Palmolive and Bristol Myers. ATS offers a unique suite of software connectivity tools (patents pending), which allow seamless connection into SAP applications.

         The transaction was intended to be treated as a pooling-of-interests for accounting purposes. However, as a result of certain transactions in late January, 2001, a specific requirement to utilize pooling-of-interests accounting was no longer satisfied. The Company requested a waiver of this requirement from the Securities and Exchange Commission. On February 16, 2001, after discussion with the SEC's Chief Accountant's office, the waiver request was denied by the SEC. The Company then proceeded to file, on February 20, 2001, its Form 10Q for the quarter ended December 31, 2000 utilizing purchase accounting for the ATS transaction.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         The financial statements required by this Item will be filed by an amendment no later than March 14, 2001.


         (c) EXHIBITS

2.1 Agreement and Plan of Merger, dated as of December 11, 2000, by and among Vertex Interactive, Inc. and Applied Tactical Systems Inc.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  VERTEX INTERACTIVE, INC

                                  /s/ Raymond J. Broek
                                  --------------------------
                                  Name: Raymond J. Broek
                                  Title: Chief Financial Officer and Treasurer



DATED:  March 2, 2001